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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference, in the Registration Statement on Form S-8 pertaining to the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan, of our reports dated July 19, 2004 (except as to Note 2, as to which the date is October 6, 2004) with respect to the consolidated financial statements of New York & Company, Inc. included in its prospectus, filed on October 6, 2004 with the Securities and Exchange Commission.

New York, New York
October 12, 2004

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Consent of Independent Registered Public Accounting Firm